NOTIFICATION OF THE REMOVAL FROM LISTING AND
REGISTRATION OF THE STATED SECURITIES

NYSE Amex hereby notifies
the SEC of its intention to remove
the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 30, 2010, pursuant to the provisions of Rule 12d2-2 (a) 17CFR240.12d2-2(a)(3)

The removal of Lodgian, Inc., Common
Stock, $.01 par value per share is
being effected because the Exchange
knows or is reliably informed that on
April 19, 2010 the instruments
representing the securities comprising
the entire class of this security came
to evidence, by operation of law or
otherwise, other securities in
substitution therefore and represent no
other right except, if such be the fact, the right to receive an immediate cash payment.


The security was suspended by the
Exchange on April 20, 2010.